Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
FIRST QUARTER 2020

SAN DIEGO, CALIFORNIA, May 4, 2020....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the first quarter ended March 31, 2020. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended March 31, 2020:

•	Net income per share was $0.44

•	AFFO per share increased 7.3% to $0.88, compared to the quarter ended March 31, 2019

•	Invested $486.0 million in 65 properties and properties under development or expansion, including $165.6 million in four properties in the U.K.

•	Raised $752.4 million from the sale of common stock

•	Completed the early redemption on all $250.0 million in principal amount of the 5.750% Notes due 2021

CEO Comments

“First and foremost, our thoughts remain with everyone impacted by the COVID-19 pandemic. As we navigate through the current state of economic volatility and uncertainty, I want to thank my colleagues for their hard work and dedication to help maintain the strength of our business operations,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “We continued the positive momentum into a strong first quarter of 2020, investing $486 million in property acquisitions and ending the quarter well-positioned with a modest net debt to EBITDAre ratio of 5.0x and a fixed charge coverage ratio of 5.5x, which represents an all-time high. As of May 1st, we had approximately $1.2 billion of cash on hand and $1.1 billion available on our $3.0 billion revolving credit facility, excluding the $1.0 billion accordion feature, which we believe provides us significant financial flexibility through the duration of the year.”

“We have constructed our real estate portfolio, the majority of which is leased to leading national or multi-national operators, with a focus on economic resiliency. In April 2020, we collected approximately 83% of expected contractual rent, with substantially all the non-collected rent attributed to tenants in the theater, health and fitness, restaurant and child care industries, each of which have been disproportionately impacted by government-mandated closures. We will continue to partner with our tenants to achieve mutually beneficial outcomes during these challenging circumstances and remain committed to creating long-term value for our shareholders.”

Select Financial Results

The following summarizes our select financial results (dollars in millions, except per share data):

	Three Months Ended March 31,
	2020	2019
Total revenue	$414.3	$354.4
Net income available to common stockholders (1)(2)	$146.8	$110.9
Net income per share	$0.44	$0.37
Funds from operations available to common stockholders (FFO) (2)(3)	$277.1	$245.7
FFO per share	$0.82	$0.81
Adjusted funds from operations available to common stockholders (AFFO) (3)	$297.2	$248.7
AFFO per share	$0.88	$0.82
(1) The calculation to determine net income for a real estate company includes provisions for impairment, gains on sales of real estate, and foreign currency gains and losses. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.
(2) Net income available to common stockholders and FFO in the first three months of 2020 were impacted by a $9.8 million loss on extinguishment of debt due to the January 2020 early redemption of the 5.750% Notes due 2021 and a $3.5 million executive severance charge for our former chief financial officer (CFO).
(3) The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts’ (Nareit’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages seven and eight of this press release.

Dividend Increases
In March 2020, we announced the 90th consecutive quarterly dividend increase, which is the 106th increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of March 31, 2020 was $2.796 per share. The amount of monthly dividends paid per share increased 3.1% to $0.693 in the first quarter of 2020, as compared to $0.672 in the first quarter of 2019. During the first quarter of 2020, the company distributed $233.8 million in common dividends to shareholders, representing 78.7% of its AFFO of $297.2 million.

Real Estate Portfolio Update

As of March 31, 2020, our portfolio consisted of 6,525 properties located in 49 U.S. states, Puerto Rico and the U.K., and leased to approximately 630 different tenants doing business in 51 industries. The properties are primarily freestanding and leased under long-term, net lease agreements with a weighted average remaining lease term of 9.2 years. The company's portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of March 31, 2020, portfolio occupancy was 98.5% with 97 properties available for lease out of the 6,525, as compared to 98.6% as of December 31, 2019 and 98.3% as of March 31, 2019.

Changes in Occupancy

Properties available for lease at December 31, 2019	94
Lease expirations	109
Re-leases to same tenant (1)	(90)
Re-leases to new tenant (1)(2)	(3)
Vacant dispositions	(13)
Properties available for lease at March 31, 2020	97

(1)
The annual new rent on these re-leases was $17.82 million, as compared to the previous annual rent of $18.0 million on the same properties, representing a rent recapture rate of 99.0% on the properties re-leased during the quarter ended March 31, 2020.

(2)	Re-leased one property to a new tenant without a period of vacancy, and two properties to new tenants after a period of vacancy.

Investments in Real Estate
The following table summarizes our acquisitions in the U.S. and U.K. for the periods indicated below:

	Number of Properties	Leasable Square Feet (in millions)	Investment ($ in millions)	Weighted Average Lease Term (Years)	Initial Average Cash Lease Yield
Three months ended March 31, 2020
Acquisitions - U.S. (in 22 states)	54	1.4	$318.3	14.8	6.5%
Acquisitions - U.K. (1)	4	0.4	165.6	12.5	5.1%
Total Acquisitions	58	1.8	483.9	14.2	6.0%
Properties under Development - U.S.	7	0.2	2.1	10.6	7.5%
Total (2)	65	2.0	$486.0	14.1	6.0%

(1)	Represents investments of £133.3 million Sterling during the quarter ended March 31, 2020 converted at the applicable exchange rate on the date of acquisition.

(2)
The tenants occupying the new properties operate in 17 industries, and are 95.4% retail and 4.6% industrial, based on rental revenue. Approximately 36% of the rental revenue generated from acquisitions during the first quarter of 2020 is from investment grade rated tenants, their subsidiaries or affiliated companies.

Rent Increases
The following summarizes our same store rents on 5,535 properties under lease (dollars in millions):

	Three Months Ended March 31,		Increase
	2020	2019
Rental Revenue	$321.5	$320.8	0.2%

Property Dispositions
The following summarizes our property dispositions (dollars in millions):

Three Months Ended March 31, 2020
Properties sold	17
Net sales proceeds	$126.2
Gain on sales of real estate	$38.5

Liquidity and Capital Markets

Equity Capital Raising
During the quarter ended March 31, 2020, we raised $752.4 million from the sale of common stock at a weighted average price of $77.37 per share, primarily from 9,690,500 shares issued in a March 2020 overnight underwritten public offering, including 690,500 shares purchased by the underwriters upon the exercise of their option to purchase additional shares.

Credit Facility
We have a $3.0 billion unsecured revolving credit facility, with an initial term that expires in March 2023 (subject to two six-month options to extend). The revolving credit facility also has a $1.0 billion expansion feature. As of March 31, 2020, the balance of borrowings outstanding under our revolving credit facility was $615.2 million. On April 9, 2020, we borrowed an additional $1.2 billion on our credit facility to increase our cash position to $1.25 billion as a conservative measure due to COVID–19.

As of May 1, 2020, we had $1.9 billion of borrowings outstanding under our revolving credit line, with a remaining available capacity of $1.1 billion. The revolving credit facility also has a $1.0 billion expansion feature, which is subject to obtaining lender commitments.

Early Redemption of 5.75% Notes Due January 2021
In January 2020, we completed the early redemption on all $250.0 million in principal amount of our outstanding 5.750% Notes due January 2021, plus accrued and unpaid interest. As a result of the early redemption, we recognized a $9.8 million loss on extinguishment of debt during the first quarter of 2020.

Impact of COVID-19

On April 9, 2020 we withdrew our 2020 guidance that was provided on February 19, 2020 due to the ongoing uncertainty regarding the impact of the COVID-19 pandemic and the measures taken to limit its spread. We are continuing to evaluate these impacts on our business as the situation continues to evolve and feel it is not prudent to provide revised guidance at this time.
As of May 1, 2020:

•	We have collected 82.9% of contractual rent(1) due for the month of April 2020 across our total portfolio;

•	We are in rent deferral discussions with tenants that account for a majority of the unpaid contractual rent for the month of April 2020, as well as certain tenants that did pay April contractual rent;

•	We have collected 82.9% of contractual rent due for the month of April 2020 from our top 20 tenants(2); and

•	We have collected 99.9% of contractual rent due for the month of April from 2020 our investment grade tenants(3).
(1) Contractual rent is the aggregate cash amount charged to tenants inclusive of April monthly base rent receivables, offset by applicable discounts or credits. U.K. rent (which is payable in pounds Sterling) was converted at the exchange rate in effect on May 1, 2020.
(2) We define top 20 tenants as our 20 largest tenants based on percentage of total portfolio annualized rental revenue.
(3) We define investment grade tenants as tenants with a credit rating, and tenants that are subsidiaries or affiliates of companies with a credit rating, of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch).

Additional detail on April rent collections can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

Conference Call Information

In conjunction with the release of our operating results, we will host a conference call on May 5, 2020 at 11:30 a.m. PT to discuss the results. To access the conference, dial (877) 701-6180. When prompted, provide the conference ID 2238836.

A telephone replay of the conference call can also be accessed by calling (800) 585-8367 and entering the passcode 2238836. The telephone replay will be available through May 19, 2020. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. The webcast replay will be available through May 19, 2020. No access code is required for this replay.

Supplemental Materials

Supplemental materials on first quarter operating results are available on our corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 6,500 real estate properties owned under long-term lease agreements with commercial tenants. To date, the company has declared 598 consecutive common stock monthly dividends throughout its 51-year operating history and increased the dividend 106 times since Realty Income's public listing in 1994 (NYSE: O). The company is a member of the S&P 500 Dividend Aristocrats® index. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, domestic and foreign real estate conditions, tenant financial health, the availability of capital to finance planned growth, volatility and uncertainty in the credit markets and broader financial markets, changes in foreign currency exchange rates, property acquisitions and the timing of these acquisitions, charges for property impairments, the effects of the COVID-19 pandemic and the measures taken to limit its impact, the effects of pandemics or global outbreaks of contagious diseases or fear of such outbreaks, the company's tenants' ability to adequately manage its properties and fulfill their respective lease obligations to the company, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Jonathan Pong, CFA, CPA
SVP, Capital Markets and Finance
(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months
	Ended 3/31/20	Ended 3/31/19
REVENUE
Rental (including reimbursable)	$412,157	$354,037
Other	2,184	328
Total revenue	414,341	354,365

EXPENSES
Depreciation and amortization	164,585	137,517
Interest	75,925	70,020
Property (including reimbursable)	25,606	21,636
General and administrative	20,964	15,108
Income taxes	2,763	1,445
Provisions for impairment	4,478	4,672
Total expenses	294,321	250,398
Gain on sales of real estate	38,506	7,263
Foreign currency and derivative losses, net	(1,564)	—
Loss on extinguishment of debt	(9,819)	—
Net income	147,143	111,230
Net income attributable to noncontrolling interests	(316)	(288)
Net income available to common stockholders	$146,827	$110,942

Funds from operations available to common stockholders (FFO)	$277,104	$245,675
Adjusted funds from operations available to common stockholders (AFFO)	$297,223	$248,734

Per share information for common stockholders:
Net income:
Basic and Diluted	$0.44	$0.37

FFO:
Basic and Diluted	$0.82	$0.81

AFFO:
Basic and Diluted	$0.88	$0.82

Cash dividends paid per common share	$0.693	$0.672

FUNDS FROM OPERATIONS (FFO)
(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with Nareit’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on real estate sales.

	Three Months	Three Months
	Ended 3/31/20	Ended 3/31/19

Net income available to common stockholders	$146,827	$110,942
Depreciation and amortization	164,585	137,517
Depreciation of furniture, fixtures and equipment	(126)	(155)
Provisions for impairment	4,478	4,672
Gain on sales of real estate	(38,506)	(7,263)
FFO adjustments allocable to noncontrolling interests	(154)	(38)
FFO available to common stockholders	$277,104	$245,675
FFO allocable to dilutive noncontrolling interests	369	—
Diluted FFO	$277,473	$245,675

FFO per common share, basic and diluted	$0.82	$0.81

Distributions paid to common stockholders	$233,824	$204,546

FFO available to common stockholders in excess of distributions paid to common stockholders	$43,280	$41,129

Weighted average number of common shares used for FFO:
Basic	336,624,567	303,528,336
Diluted	337,439,634	303,819,878

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months
	Ended 3/31/20	Ended 3/31/19
Net income available to common stockholders	$146,827	$110,942
Cumulative adjustments to calculate FFO (1)	130,277	134,733
FFO available to common stockholders	277,104	245,675
Executive severance charge (2)	3,463	—
Loss on extinguishment of debt	9,819	—
Amortization of share-based compensation	3,742	2,764
Amortization of deferred financing costs (3)	1,360	1,040
Amortization of net mortgage premiums	(354)	(354)
Loss on interest rate swaps	686	678
Straight-line payments from cross-currency swaps (4)	723	—
Leasing costs and commissions	(138)	(323)
Recurring capital expenditures	—	(56)
Straight-line rent	(7,782)	(4,862)
Amortization of above and below-market leases	6,430	4,114
Other adjustments (5)	2,170	58
AFFO available to common stockholders	$297,223	$248,734
AFFO allocable to dilutive noncontrolling interests	376	—
Diluted AFFO	$297,599	$248,734

AFFO per common share, basic and diluted	$0.88	$0.82

Distributions paid to common stockholders	$233,824	$204,546

AFFO available to common stockholders in excess of distributions paid to common stockholders	$63,399	$44,188

Weighted average number of common shares used for AFFO:
Basic	336,624,567	303,528,336
Diluted	337,439,634	303,819,878

(1)	See FFO calculation on page seven for reconciling items.

(2)
The executive severance charge represents the incremental costs incurred upon our former CFO's departure in March 2020, consisting of $1.6 million of cash, $1.8 million of share-based compensation expense and $58,000 of professional fees.

(3)
Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans. The deferred financing costs are being amortized over the lives of the respective notes payable, mortgages and term loans. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(4)
Straight-line payments from cross-currency swaps represent quarterly payments in U.S. dollars received by us from counterparties in exchange for associated foreign currency payments. These USD payments are fixed and determinable for the duration of the associated hedging transaction.

(5)
Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, and foreign currency gains and losses as a result of intercompany debt and remeasurement transactions.

HISTORICAL FFO AND AFFO
(dollars in thousands, except per share amounts)

For the three months ended March 31,	2020	2019	2018	2017	2016

Net income available to common stockholders	$146,827	$110,942	$83,163	$71,586	$63,473
Depreciation and amortization, net of furniture, fixtures and equipment	164,459	137,362	130,944	120,940	107,740
Provisions for impairment	4,478	4,672	14,221	5,433	1,923
Gain on sales of real estate	(38,506)	(7,263)	(3,218)	(10,532)	(2,289)
FFO adjustments allocable to noncontrolling interests	(154)	(38)	(228)	(214)	(218)

FFO	$277,104	$245,675	$224,882	$187,213	$170,629

FFO per diluted share	$0.82	$0.81	$0.79	$0.71	$0.68

AFFO	$297,223	$248,734	$224,560	$201,336	$175,918

AFFO per diluted share	$0.88	$0.82	$0.79	$0.76	$0.70

Cash dividends paid per share	$0.693	$0.672	$0.651	$0.624	$0.588

Weighted average diluted shares outstanding - FFO	337,439,634	303,819,878	284,345,328	263,934,304	250,381,001

Weighted average diluted shares outstanding - AFFO	337,439,634	303,819,878	284,345,328	264,022,486	250,381,001

REALTY INCOME CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data) (unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Real estate held for investment, at cost:
Land	$5,742,023	$5,684,034
Buildings and improvements	14,070,733	13,833,882
Total real estate held for investment, at cost	19,812,756	19,517,916
Less accumulated depreciation and amortization	(3,242,175)	(3,117,919)
Real estate held for investment, net	16,570,581	16,399,997
Real estate and lease intangibles held for sale, net	21,356	96,775
Cash and cash equivalents	41,804	54,011
Accounts receivable	185,632	181,969
Lease intangible assets, net	1,516,819	1,493,383
Other assets, net	460,250	328,661
Total assets	$18,796,442	$18,554,796

LIABILITIES AND EQUITY
Distributions payable	$80,911	$76,728
Accounts payable and accrued expenses	182,177	177,039
Lease intangible liabilities, net	328,748	333,103
Other liabilities	251,353	262,221
Line of credit payable	615,176	704,335
Term loans, net	499,151	499,044
Mortgages payable, net	408,158	410,119
Notes payable, net	6,013,129	6,288,049
Total liabilities	8,378,803	8,750,638

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 740,200,000 shares authorized, 343,402,030 and 333,619,106 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	13,604,055	12,873,849
Distributions in excess of net income	(3,173,468)	(3,082,291)
Accumulated other comprehensive loss	(42,572)	(17,102)
Total stockholders’ equity	10,388,015	9,774,456
Noncontrolling interests	29,624	29,702
Total equity	10,417,639	9,804,158
Total liabilities and equity	$18,796,442	$18,554,796

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
2018	4.2%	15.2%	4.4%	(4.0%)	2.5%	(3.5%)	2.2%	(4.4%)	1.4%	(3.9%)
2019	3.7%	21.1%	3.7%	28.7%	2.4%	25.3%	1.9%	31.5%	1.1%	35.2%
Q1 2020	5.6%	(31.3%)	4.8%	(23.4%)	3.0%	(22.7%)	2.3%	(19.6%)	1.5%	(14.2%)

Compound Average Annual Total Return (5)		14.6%		9.5%		9.5%		9.0%		9.5%

Note:   The dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: Nareit website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)	FTSE Nareit US Equity REIT Index, as per Nareit website.

(2)
Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)	Includes reinvestment of dividends. Source: Nareit website and Factset.

(4)	Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.

(5)
The Compound Average Annual Total Return rates are calculated in the same manner for each period from Realty Income’s NYSE listing on October 18, 1994 through March 31, 2020, and (except for NASDAQ) assume reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.